EXHIBIT 99.1

QCR Holdings, Inc. Announces Annual Meeting Results and a Cash Dividend of $0.06 Per Share

MOLINE, Ill., May 17, 2024 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced the election of four Class I directors at the Company’s annual meeting of its stockholders. The directors, Mary Kay Bates, John-Paul E. Besong, Todd A. Gipple, and Donna J. Sorenson, were re-elected to three-year terms.

Additionally, on May 15, 2024, the Company’s Board of Directors declared a cash dividend of $0.06 per share payable on July 3, 2024, to holders of common stock of the Company of record on June 14, 2024.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018, and Guaranty Bank, also based in Springfield, Missouri, was acquired by the Company and merged with Springfield First Community Bank in 2022, with the combined entity operating under the Guaranty Bank name. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly owned subsidiary, m2 Equipment Finance, LLC, based in Waukesha, Wisconsin, and also provides correspondent banking services. The Company has 36 locations in Iowa, Missouri, Wisconsin and Illinois. As of March 31, 2024, the Company had $8.6 billion in assets, $6.6 billion in loans and $6.8 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contact:

Todd A. Gipple
President
Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com